Exhibit 1.13

Certificate of Amendment

to

Certificate of Incorporation

Corporate Express of the East, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

First:                                                                     That in a written consent of the sole Director and sole Shareholder of Corporation
Express of the East, dated July 20, 1998, the following resolution was unanimously adopted:

“RESOLVED, that Article I of the Certificate of Incorporation, as previously amended and restated, is hereby amended by deleting said Article I in its entirety and substituting the following article:

Article I

Name

The name of the corporation is “Corporate Express Office Products, Inc.” (the “Corporation”).

Second:                                                     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Third:                                                                That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Corporate Express of the East, Inc has caused this certificate to be signed by Richard L. Millett, Jr., its Vice President and by Kyle M. Hall, its Assistant Secretary, this 20th day of July, 1998.

By:	/s/ Richard L. Millett, Jr.
Richard L. Millett, Jr.
Vice President

By:	/s/ Kyle M. Hall
Kyle M. Hall
Assistant Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORPORATE EXPRESS OF DELAWARE, INC.

CORPORATE EXPRESS OF DELAWARE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                    The Corporation was formed on October 25, 1993.

SECOND:               This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

THIRD:                  The text of the Certificate of Incorporation of the Corporation as further amended and restated hereby to read as set forth in full below.

FOURTH:              The undersigned certify that a resolution proposing and declaring the advisability of the aforesaid amendments and restatement was duly adopted by the unanimous written consent of the Board of Directors of the Corporation and was duly adopted by the unanimous written consent of all holders of the Common Stock of the Corporation on October 26, 1993, in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE I

NAME

The name of the corporation incorporated pursuant to the Delaware General Corporation Law hereby is Corporate Express of Delaware, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

ARTICLE III

CAPITAL; SHAREHOLDERS

The aggregate number of shares that the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock and the par value of each such share is One Mil ($0.001).

Each shareholder of record shall have one vote for each share of stock standing in the shareholder’s name on the books of the Corporation and entitled to vote.

ARTICLE IV

BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation. Election of directors need not be by written ballot.

The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE V

LIMITATION ON LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.  Any appeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify all persons to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification as may be set forth in Bylaws of the Corporation or any shareholder’s or Directors’ resolution or by contract.  The provisions of this Article shall also be applicable to the personal representative and estate of the persons who may be indemnified pursuant to the laws of the State of Delaware.

ARTICLE VII

REGISTERED AGENT AND OFFICE

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officers this 8th day of November, 1993.

CORPORATE EXPRESS OF DELAWARE, INC.

By:	/s/ Jirka Rysavy
Jirka Rysavy, President

By:	/s/ Scott B. Lehman
Scott B. Lehman, Secretary